Exhibit 4.2

INTERDIGITAL, INC.

(A PENNSYLVANIA CORPORATION)

AMENDED AND RESTATED BYLAWS

Section 1.1 Registered Office.

The Registered Office of the Corporation shall be c/o CT Corporation System, Dauphin County, Pennsylvania until otherwise changed by the Board of Directors.

Section 2.1 Place of Shareholders’ Meetings.

Meetings of the shareholders shall be held at the Registered Office of the Corporation or at such other place within or without Pennsylvania as the Board of Directors may fix. The Board of Directors shall have the right to determine that a meeting of shareholders be held solely by means of the Internet or other electronic communications technology in the manner and to the extent provided by the Pennsylvania Business Corporation Law of 1988, as amended (“Pennsylvania BCL”).

Section 2.2 Annual Meeting of Shareholders.

An Annual Meeting of shareholders shall be held in every calendar year on such date and at such time as the Board of Directors may fix. At the Annual Meeting of shareholders, shareholders shall vote on the election of directors and there shall be transacted such other business as may properly be brought before the Annual Meeting.

Section 2.3 Special Meetings of Shareholders.

Special Meetings of shareholders may be called at any time by the Chairman of the Board, the President, the Board of Directors, or by the shareholders if permitted by, and in accord with, the applicable provisions of the Pennsylvania BCL. At any time, upon written request of any person entitled to call a Special Meeting, it shall be the duty of the Secretary to fix the date of such Special Meeting to be held not less than five or more than sixty days after the receipt of the request and to give due notice thereof. If the Secretary shall neglect or refuse to fix the date of the meeting and give notice thereof, the person or persons making the request may do so.

Section 2.4 Notice of Shareholders’ Meetings.

Written notice of every meeting of the shareholders, stating the place, the date and hour thereof and, in the case of a special meeting of the shareholders, the general nature of the business to be transacted at such meeting, shall be given to the shareholders of record entitled to vote at such meeting either personally, by electronic transmission or by mail, or by any other means permitted by the Pennsylvania BCL, at the direction of the Secretary or, in the absence of the Secretary, any Assistant Secretary, at least ten (10) days prior to the day named for a meeting called to consider a fundamental change under Chapter 19 of the Pennsylvania BCL, as it may from time to time be amended, or five (5) days prior to the day named for the meeting in any other case. Notice shall be sent to the shareholders, if delivered personally or by mail, to a shareholder’s postal address appearing on the books of the Corporation or, if delivered by electronic means permitted by the Pennsylvania BCL, by facsimile transmission, e-mail or other electronic communication to a shareholder’s facsimile number or address for e-mail or other electronic communications supplied by such shareholder to the Corporation for the purpose of notice. Notice delivered personally or by mail in such manner shall be deemed to have been given to the shareholder when deposited in the United States mail or with a courier service for personal delivery to such shareholder. Notice delivered by electronic means permitted by the Pennsylvania BCL in such manner shall be deemed to have been given to the shareholder when sent to such shareholder.

Section 2.5 Waiver of Notice of Shareholders’ Meetings.

Whenever written notice is required to be given by law, by the Corporation’s Articles of Incorporation (“Articles”) or these Bylaws, a written waiver thereof signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Except in the case of a Special Meeting of shareholders, neither the business to be transacted nor the purpose of the meeting need be specified in the Waiver of Notice of such Meeting. Attendance of a person, either in person or by proxy, at any meeting shall constitute a waiver of notice of such meeting, except where a person attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not lawfully called or convened.

Section 2.6 Quorum for Shareholders’ Meetings.

a.	The presence, in person or by proxy, of the shareholders entitled to cast a majority of the votes which all shareholders are entitled to cast on a matter to be voted upon at a meeting of shareholders shall constitute a quorum, and the acts of such quorum, at a duly organized meeting of shareholders, shall constitute the acts of all the shareholders. The shareholders present at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

b.	If a meeting cannot be organized because a quorum is not in attendance, the shareholders present in person or by proxy may, except as otherwise provided by the Pennsylvania BCL, adjourn the meeting to such time and place as they may determine, but in the case of any meeting at which directors are to be elected, only from day to day and only as directed by the holders of at least a majority of the shares entitled to be voted at an election of directors and present at the meeting. When a meeting is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted, other than by announcement at the meeting at which such adjournment is taken. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally noticed.

Section 2.7 Conduct of Shareholders’ Meetings.

Meetings of the shareholders shall be presided over by the Chairman of the Board or, if the Chairman is not present, by the President or, if the President is not present, by a Vice President or, if none of the Chairman of the Board or the Chief Executive Officer or the President or Vice President is present, by a Chairman to be chosen at the meeting. The Secretary of the Corporation or, in the Secretary’s absence, an Assistant Secretary or one temporarily designated as such shall act as Secretary of the meeting.

Section 2.8 Shareholders Participation by Electronic Means.

The right of any shareholder to participate in any shareholder meeting by means of telephone conference, the Internet or other electronic means by which all persons participating in the meeting may hear each other and, in which event, all shareholders so participating shall be deemed present at such meeting, shall be granted solely in the discretion of the Board of Directors.

Section 2.9 Voting by Shareholders.

Except as otherwise provided by law or in the Articles, every shareholder of record shall have the right, at every shareholder meeting, to one vote for every share standing in his name on the books of the Corporation. Every shareholder entitled to vote at a meeting of the shareholders or to express consent or dissent to a corporate action in any other fashion may authorize another person to act for him or her by proxy appointed by an instrument in writing (or transmitted by electronic means which results in a writing) executed by such shareholder or by the shareholder’s attorney thereunto duly authorized and delivered to the Secretary. The presence of, or vote or other action at a meeting of shareholders, or the expression of consent or dissent to corporate action by a written proxy of a shareholder, shall constitute the presence of, or vote or action by, or written consent or dissent of the shareholder. Each proxy shall be executed in writing by the shareholder or by the shareholder’s duly authorized attorney-in-fact, and filed with the Secretary. A proxy, unless coupled with an interest, shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of a proxy shall not be effective until written notice of revocation has been given to the Secretary. An unrevoked proxy shall not be valid after three (3) years from the date of its execution, unless a longer time is expressly provided therein. A proxy shall not be revoked by the death or incapacity of the maker unless, before the vote is counted or the authority is exercised, written notice of such death or incapacity is given to the Secretary.

Subject to the rights of any class or series of stock entitled to elect Directors separately, at all meetings of shareholders for the election of Directors at which a quorum is present, each Director shall be elected by the vote of the majority of the votes cast by the shareholders represented in person or by proxy and entitled to vote in the election of the Director; provided, that if the election is a contested election, the Directors, not exceeding the authorized number of Directors as fixed by the Board of Directors in accordance with these Bylaws, shall be elected by a plurality vote of the shares represented in person or by proxy at any such meeting and entitled to vote in the election of the Directors. For purposes of the election of directors, a “majority of the votes cast” means that the number of votes cast “for” a Director must exceed the number of votes cast “against” that Director, and a “contested election” means that as of a date that is five (5) business days in advance of the date the Corporation files its definitive proxy statement (regardless of whether thereafter revised or supplemented) with the Securities and Exchange Commission the number of nominees exceeds the number of Directors to be elected.

Any other matter brought before a duly organized meeting for a vote of the shareholders, including, without limitation, the amendment of any Bylaw, shall be decided by a majority of the votes cast at such meeting by the shareholders present in person or by proxy and entitled to vote thereon, unless the matter is one for which a different vote is required by an express provision of the Pennsylvania BCL, the Articles or a Bylaw adopted by the shareholders, in any of which cases such express provision shall govern and control the decision on such matter.

All voting and elections shall be taken viva voce unless a vote by ballot shall, in the discretion of the Chairman of the meeting, be stated to be the manner of voting, or unless a vote by ballot shall be demanded by a shareholder before the voting or election begins, or unless otherwise required by law or by the Articles.

Section 2.10 Judges of Election.

In advance of any meeting of shareholders, the Board of Directors may appoint Judges of Election, who need not be shareholders, to act at such meeting or any adjournment thereof. If Judges of Election be not so appointed, the Chairman of the meeting may, and on the request of any shareholder or his proxy shall, make such appointment at the meeting. The number of Judges shall be one or three, and no candidate shall act as a Judge. On request of the Chairman of the meeting or of any shareholder or his proxy, the Judges shall make a report in writing of any challenge or question or matter determined by them and execute a certificate of any fact found by them.

Section 2.11 Record Date.

The Board of Directors may fix a time, prior to the date of any meeting of the shareholders, as a record date for the determination of the shareholders entitled to notice of, or to vote at, the meeting, which time, except in the case of an adjourned meeting, shall not be more than ninety (90) days prior to the date of the meeting. Only the shareholders of record at the close of business on the record date so fixed shall be entitled to notice of, or to vote at, such meeting, notwithstanding any transfer of securities on the books of the corporation after any record date so fixed. The Board of Directors may similarly fix a record date for the determination of shareholders for any other purpose. When a determination of shareholders of record has been made as herein provided for purposes of a meeting, the determination shall apply to any adjournment thereof unless the Board of Directors fixes a new record date for the adjourned meeting.

Section 2.12 Notice of Shareholder Business and Nominations.

a.	Annual Meetings of Shareholders.

(i)	Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the shareholders at an annual meeting of shareholders may be made (A) pursuant to the Corporation’s notice of meeting, (B) by or at the direction of the Board of Directors or (C) by any shareholder of the Corporation who was a shareholder of record at the time of giving of notice provided for in this Section 2.12, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.12.

(ii)

For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (C) of paragraph (a)(i) of this Section 2.12, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for shareholder action. To be timely, a shareholder’s notice must be received by the Secretary at the principal executive offices of the Corporation not later than the 60th day nor earlier than the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder must be so received not earlier than the 90th day prior to the annual meeting and not later than the later of the 60th day prior to the annual meeting or the 15th day following the day on which public announcement of the date of the meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period for the giving of a shareholder’s notice as described above. A shareholder’s notice shall: (A) set forth, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such shareholder, as they appear on the Corporation’s books, and of such beneficial owner; (2) the class and number of shares of the Corporation which are owned beneficially and of record by such shareholder and such beneficial owner; (3) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such shareholder or beneficial owner, if any, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (4) any proxy, contract, arrangement, understanding or relationship pursuant to which such shareholder or beneficial owner, if any, has a right to vote any shares of any security of the Corporation or has granted any such right to any person or persons, (5) any short interest in any security of the Corporation (for purposes of these Bylaws a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (6) any rights to dividends on the shares of the Corporation owned beneficially by such shareholder that are separated or separable from the underlying shares of the Corporation, (7) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (8) any performance-related fees (other than an asset-based fee) that such shareholder is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such shareholder’s immediate family sharing the same household (which information shall be supplemented by such shareholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date) and (9) a representation that such shareholder and beneficial owner intend to appear in person or by proxy at the meeting; (B) set forth, as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (“Exchange Act”) and Rule 14a-11 thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (C) with respect to each nominee for election or reelection to the Board of Directors, include a completed and signed questionnaire, representation and agreement required by Section 2.13 of these Bylaws; and (D) if the notice relates to any business other than a nomination of a director or directors that the shareholder proposes to bring before the meeting, set forth (1) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such shareholder and beneficial owner, if any, in such business and (2) a description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder.

(iii)	Notwithstanding anything in paragraph (a)(ii) of this Section 2.12 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation at the annual meeting is increased pursuant to an act of the Board of Directors of the Corporation and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors on or before the date which is 15 days before the latest date by which a shareholder may timely notify the Corporation of nominations or other business to be brought by a shareholder in accordance with paragraph (a)(ii) of this Section 2.12, a shareholder’s notice required by this Section 2.12 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the 15th day following the day on which such public announcement is first made by the Corporation.

b.	Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors or (ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any shareholder of the Corporation who is a shareholder of record at the time of giving of notice provided for in this paragraph (b), who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this paragraph (b). In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the shareholder’s notice required by paragraph (a)(ii) of this Section 2.12 shall be received by the Secretary at the principal executive offices of the Corporation not earlier than the 90th day prior to such special meeting and not later than the later of the 60th day prior to such special meeting or the 15th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period for the giving of a shareholder’s notice as described above.

c.	General.

(i)	Only such persons who are nominated in accordance with the procedures set forth in this Section 2.12 shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.12. Except as otherwise provided by law, the Articles or these Bylaws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.12 and, if any proposed nomination or business is not in compliance with this Section 2.12, to declare that such defective proposal or nomination shall be disregarded.

(ii)	For purposes of this Section 2.12, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(iii)	If the Corporation is required under Rule 14a-8 under the Exchange Act to include a shareholder’s proposal in its proxy statement, such shareholder shall be deemed to have given timely notice for purposes of this Section 2.12 with respect to such proposal.

Nothing in this Section 2.12 shall be deemed to affect any rights of the holders of any series of Preferred Stock to elect directors.

Section 2.13 Submission of Questionnaire, Representation and Agreement

To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 2.12 of these Bylaws) to the Secretary of the Corporation at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

Section 3.1 Board of Directors, Number, Qualification, Elections, Term of Office and Compensation.

The business and affairs of the Corporation shall be managed by a Board of Directors of not less than five (5) nor more than fifteen (15) Directors, as may be fixed from time to time by the vote of a majority of the whole Board of Directors. Directors shall be of full age, but need not be residents of Pennsylvania or shareholders of the Corporation.

A nominee for any vacancy on the Board of Directors who has not been proposed by the Board of Directors or by the Nominating and Corporate Governance Committee of the Board may only be proposed for such vacancy if (a) such nomination follows the procedures set forth in Section 2.12 and (b) such nominee meets each of the following criteria: (i) if elected, such nominee would owe a duty of undivided loyalty to the Board of Directors and the Corporation without having any divided loyalties to any other person or entity whose interests are antithetical or adverse to the Corporation; (ii) such nominee has not been indicted or convicted for any crime nor has been the subject of any criminal investigation; (iii) such nominee has not been sanctioned or disciplined by any federal, state or local governmental authority or body or court; (iv) such nominee does not have a personal history which might prove to be an embarrassment to the Corporation in the reasonable judgment of the Board of Directors; (v) such nominee is not subject to the control, direct or indirect, of any competitor of the Corporation; (vi) such nominee meets the objective criteria for independence established by any national securities exchange or association on which the securities of the Corporation are listed; (vii) such nominee does not have any direct or indirect agreement with the Corporation regarding his or her nomination, nor does a third party nominator of such nominee have any such direct or indirect agreement with the Corporation; and (viii) if such nominee was nominated by a third person or entity, then such nominee may not have any of the following relationships with the nominator: (A) if the nominator is a natural person, then the nominee may not be a member of the nominator’s immediate family; (B) if the nominator is an entity, then neither the nominee nor his or her immediate family members may have been an employee of the nominator entity during the current calendar year nor the immediately preceding calendar year; (C) neither the nominee nor any of his or her immediate family members may have accepted, directly or indirectly, any consulting, advisory or other compensatory fee from the nominator (excluding retirement benefits); (D) such nominee may not be an officer or director of the nominator or of any member of a controlled group of which the nominator is a member; (E) such nominee does not control the nominator nor any member of a controlled group of which the nominator is a member; and (F) such nominee may not have been nominated directly or indirectly, by any person or entity which itself would fail the criteria in (i) through (vii) above.

Directors, other than any who may be elected by the holders of shares of any class or series of stock entitled to elect Directors separately pursuant to the terms of Article Fifth of the Articles or any resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors, shall be elected annually for terms expiring at the next succeeding annual meeting.

The Board of Directors shall have the authority to fix the compensation of Directors for their services and to authorize payment for expenses of attendance at meetings. A Director may also be a salaried officer or employee of the Corporation.

The Board of Directors may elect a Chairman who shall, when present, preside at all meetings of the Board of Directors and at all meetings of shareholders. The Chairman may appoint another member of the Board of Directors to preside in his absence.

Section 3.2 Quorum for Directors’ Meetings.

A majority of the Directors in office shall be necessary to constitute a quorum for the transaction of business, and the acts of a majority of the Directors present at a meeting at which a quorum is present shall be the acts of the Board of Directors. A Director who is present at a meeting shall be counted in determining the presence of a quorum even though a contract or transaction between the Corporation and such Director or another business in which such Director has a financial interest is authorized at the meeting.

Section 3.3 Directors’ Consent in Lieu of Meeting.

Any action which may be taken at a meeting of the Board of Directors or of any Committee thereof may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by all of the Directors or the members of the Committee, as the case may be, and shall be filed with the Secretary of the Corporation. One or more Directors may participate in a meeting of the Board of Directors or a Committee thereof by means of a conference telephone or similar communications equipment by means of which all persons participating in such meeting can hear each other.

Section 3.4 Vacancies in Board of Directors.

Except as otherwise provided for or fixed pursuant to the Articles, newly created directorships resulting from an increase in the number of Directors, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled exclusively by the vote of a majority of the remaining members of the Board of Directors, even though less than a quorum, and shall not be filled by a vote of the shareholders unless there are no members of the Board of Directors remaining in office. Any person elected as a Director in accordance with the preceding sentence to fill a newly created directorship resulting from an increase in the number of Directors shall hold office until the next annual meeting and until such Director’s successor shall have been elected and qualified, and any person elected as a Director in accordance with the preceding sentence to fill a vacancy on the Board of Directors shall hold office for the remainder of the full term of office of the Director whom he replaced and until his successor shall have been elected and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

Section 3.5 Place of Meeting of Board of Directors.

The meetings of the Board of Directors may be held at such place within Pennsylvania, or elsewhere, as a majority of the Directors may from time to time appoint or as may be designated in the notice calling the meeting.

Section 3.6 Organization Meeting of the Board of Directors.

After the election of Directors by the shareholders, the newly elected Board of Directors may meet for the purpose of organization or otherwise:

a.	Immediately following their election, or at such time and place as shall be fixed by vote of the shareholders at the Annual Meeting (and in either such case no notice of such meeting to the newly elected Directors shall be necessary in order legally to constitute the meeting, provided a majority of the whole Board of Directors shall be present); or

b.	At such time and place as may be fixed by consent in writing of all the Directors.

Section 3.7 Regular Meetings of the Board of Directors.

Regular Meetings of the Board of Directors shall be held at such time and place as shall be determined by a majority of the Board of Directors.

Section 3.8 Special Meetings of the Board of Directors.

Special Meetings of the Board of Directors may be called by the Chairman of the Board, President or Secretary on at least two days’ notice to each Director, either personally or by mail or by facsimile transmission, of the time and place of such Special Meeting. At the written request of two Directors, Special Meetings shall be called by the Chairman of the Board or President or Secretary in like manner and on like notice.

Section 3.9 Adjournments of Meetings of the Board of Directors.

If a meeting of the Board of Directors is adjourned, it shall not be necessary to give any notice of the adjourned meeting, or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which such adjournment is taken.

Section 3.10 Powers of Board of Directors.

a.	Organizational Meeting: At the first meeting of the Board of Directors in each year (at which a quorum shall be present) held next after the Annual Meeting of shareholders, it shall be the duty of the Board of Directors to elect or appoint the officers of the Corporation.

b.	General Powers: The Board of Directors shall have all the power and authority granted by law to Directors except as may be specifically excepted by the Articles or by these Bylaws.

c.	Committees: The Board of Directors, by Resolution adopted by a majority thereof, may designate an Executive Committee and one or more other committees, each of which shall consist of at least two Directors and such other Directors as shall be appointed by the Board of Directors to serve as alternate members of any such Committee to replace any absent or disqualified member at any Committee Meeting. In the event that any member of any such Committee shall be absent from or disqualified at such Meeting, the member or members thereof present at any such Meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another Director to act at the Meeting in the place of any such absent or disqualified member. Any such Committee shall have and exercise the authority of the Board of Directors in the management of the business and affairs of the Corporation to the extent provided in the Resolution creating such Committee.

Section 3.11 Removal of Directors by Shareholders or Board of Directors.

Subject to the right of any class or series of stock entitled to elect Directors separately, any Director may be removed from office, with or without assigning any cause, by the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of Directors, voting together as a single class.

The Board of Directors shall have the power to remove any Director from office for cause, as determined by a majority of the members of the Board of Directors in office (excluding the member of the Board of Directors who is the subject of removal). For purposes of this Section 3.11, “cause” shall be deemed to exist where a Director: (a) has been declared of unsound mind by the order of a court, (b) has been convicted of a felony, (c) has been determined by the Board of Directors to have committed a dishonest act involving the Corporation, to have committed a gross abuse of authority or duty in his or her capacity as a Director, or to have intentionally inflicted harm on the Corporation, or (d) commits any other act or omission that is determined by the Board of Directors to constitute cause, consistent with the Pennsylvania BCL.

Section 3.12 The Chairman of the Board Powers and Duties.

The Chairman of the Board shall, when present, preside at all meetings of the Board of Directors and at all meetings of shareholders. Unless otherwise directed by the Board of Directors, the Chairman of the Board shall have full power and authority on behalf of the Corporation to attend and act and vote at any meeting of the shareholders of any corporation in which the Corporation may hold stock, and at any such meeting he shall possess and may exercise any and all of the rights and powers incident to the ownership of such stock which the Corporation, as the owner thereof, might have possessed and exercised if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons. He shall also do and perform such other duties as from time to time may be assigned to him by the Board of Directors.

Section 3.13 Officers.

The Officers of the Corporation shall be a Chief Executive Officer, a President, a Secretary, and a Treasurer, all of whom shall be elected or appointed by the Board of Directors. The Board of Directors may also elect one or more Vice Presidents, one or more Assistant Treasurers and one or more Assistant Secretaries. Any two or more offices may be held by the same person.

The Board of Directors may at any time also elect or appoint such other officers, assistant officers and agents as it shall deem necessary and as the needs of the Corporation may require. Such other officers, assistant officers and agents shall have such authority and shall perform such duties as from time to time may be prescribed by the Board of Directors.

The Officers shall be elected each year at the organization meeting of the Board of Directors, but if not so elected, they, and any assistant officers or agents the Board of Directors shall desire to appoint, may be elected from time to time during the year. It shall not be necessary for any officer of the Corporation to be a Director.

Section 4.1 The Chief Executive Officer - Powers and Duties.

The Chief Executive Officer shall have responsibility for general supervision and direction of the business of the Corporation, subject to the overall supervision of the Board of Directors. Unless otherwise directed by the Board of Directors, the Chief Executive Officer shall have full power and authority on behalf of the Corporation to attend and act and vote at any meeting of the shareholders of any corporation in which the Corporation may hold stock, and at any such meeting he shall possess and may exercise any and all of the rights and powers incident to the ownership of such stock which the Corporation, as owner thereof, might have possessed and exercised if present. Further, unless otherwise directed by the Board of Directors, the Chief Executive Officer is authorized to execute in the name of the Corporation contracts and other documents requiring the signature of the Corporation. He shall also do and perform such other duties as from time to time may be assigned to him by the Board of Directors.

Section 4.2 The President- Powers and Duties.

The President shall have responsibility for day-to-day supervision and direction of the regular business and operations of the Corporation, subject to the overall supervision of the Board of Directors and the Chief Executive Officer. Unless otherwise directed by the Board of Directors, the President shall have full power and authority on behalf of the shareholders of the Corporation to attend and act and vote at any meeting of the shareholders of any corporation in which the Corporation may hold stock, and at any such meeting shall possess and may exercise any and all of the rights and powers incident to the ownership of such stock which the Corporation, as the owner thereof, might have possessed and exercised if present. Further, unless otherwise directed by the Board of Directors, the President is authorized to execute in the name of the Corporation contracts and other documents requiring the signature of the Corporation. He shall also do and perform such other duties as from time to time may be assigned to him by the Board of Directors.

Section 4.3 General Patent Counsel - Powers and Duties.

The General Patent Counsel shall have the responsibility for the intellectual property portfolio and the management and enforcement of the intellectual property of the Corporation, subject to the policies and directions of the Chief Executive Officer and the Board of Directors. General Patent Counsel shall manage the day-to-day operation of the Patent Department of the Corporation, shall act as the chief legal advisor to the Board of Directors and the Chief Executive Officer in administering the patent and intellectual property matters of the Corporation, and shall have such powers and shall perform such duties as may be from time-to-time assigned to him by the Board of Directors or by the Chief Executive Officer.

Section 4.4 General Counsel - Powers and Duties.

The General Counsel shall have the responsibility for supervision of the legal activities of the Corporation, subject to the policies and directions of the Chief Executive Officer and the Board of Directors. General Counsel shall manage the day-to-day operation of the Legal Department of the Corporation, shall act as the chief legal advisor to the Board of Directors, the Chief Executive Officer and other officers of the Corporation in formulating and administering the legal policies of the Corporation, and shall have such powers and shall perform such duties as may be from time-to-time assigned to him by the Board of Directors or by the Chief Executive Officer.

Section 4.5 The Vice President Powers and Duties.

A Vice President or Vice Presidents shall be elected by the Board of Directors, if the Board of Directors determines that such offices shall be created. The Vice President (or, if there are more than one, then each Vice President) shall have such powers and shall perform such duties as may from time to time be assigned to him or them by the Board of Directors or by the Chairman of the Board or by the President.

Section 4.6 Treasurer Powers and Duties.

The Treasurer shall have the custody of all the funds and securities of the Corporation which may come into his hands. When necessary or proper (unless otherwise ordered by the Board of Directors) he shall (a) endorse for collection on behalf of the Corporation, checks, notes and other obligations, (b) deposit the same to the credit of the Corporation in such banks or depositaries as the Board of Directors may designate and (c) sign all receipts and vouchers for payments made by the Corporation. He shall, at all reasonable times, exhibit his books and accounts to the Board of Directors of the Corporation upon the request of any Director, and he shall also, if so directed by the Board of Directors, annually prepare and submit to the Annual Meeting of the shareholders a full statement of the assets and liabilities of the Corporation and of its transactions during the preceding year, and he shall have such other powers and shall perform such other duties as may be assigned to him from time to time by the Board of Directors. He shall give such bond for the faithful performance of his duties as may be required by the Board of Directors.

Section 4.7 Assistant Treasurer Powers and Duties.

Each Assistant Treasurer shall have such powers and perform such duties as may be assigned to him by the Board of Directors.

Section 4.8 Secretary - Powers and Duties.

Unless otherwise ordered by the Board of Directors, the Secretary shall keep the minutes of all meetings of the shareholders and of the Board of Directors in proper minute books to be kept for such purpose, and shall attend to the giving of all notices by the Corporation, including notices of meetings, the administration of certificate books, transfer books, the capital stock ledger and such other books and papers of the Corporation as the Board of Directors may direct. The Secretary shall in general perform all the duties incident to the office of Secretary and shall have such other powers and perform such other duties as may be assigned by the Board of Directors. Absent a separate appointment by the Board of Directors, the General Counsel of the Corporation shall serve as the Secretary of the Corporation. In the event the Board of Directors appoints as Secretary someone other than the General Counsel, such person shall report to and work under the supervision of the General Counsel with respect to the duties of the Secretary.

Section 4.9 Assistant Secretary Powers and Duties.

Each Assistant Secretary shall have such powers and perform such duties as may be assigned to him or them by the Board of Directors.

Section 4.10 Removal and Vacancies.

The Board of Directors shall have power to remove any officer from office at any time and shall also have the power to fill any vacancies in any office occurring from whatever reason. Such power shall be exercised by a majority vote of the Directors in office at the time of such removal or vacancy, although less than a quorum.

Section 5.1 Certificates; Uncertificated Shares.

Shares of stock of the Corporation may be certificated or uncertificated, and shall be entered in the books of the Corporation and registered as they are issued. Notwithstanding the issuance of uncertificated shares, every shareholder of record of a class and series permitting certificated shares shall, upon request, be entitled to a share certificate representing the shares owned by him. Every share certificate shall be signed by the Chairman of the Board, President, or a Vice President, and by the Secretary or Treasurer except where such share certificate is signed by a transfer agent or a registrar, in which case the signature of any officer of the Corporation upon such share certificate may be a facsimile, engraved or printed. In case any officer who has signed, or whose facsimile signature has been placed upon, any share certificate shall have ceased to be such officer because of death, resignation or otherwise, before the certificate is issued, it may be issued with the same effect as if the officer had not ceased to be such at the date of its issue. Within a reasonable period of time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice that shall contain the information required to be set forth or stated on certificates by the Articles, these Bylaws or by the Pennsylvania BCL. Except as otherwise expressly provided by applicable law, the rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.

Section 5.2 Transfer of Shares.

Upon surrender to the Corporation, or the transfer agent of the Corporation, of a certificate for shares duly endorsed by the registered owner thereof or by his attorney duly authorized in writing to make such transfer or accompanied by proper evidence of succession, assignation or authority to transfer, the Corporation shall issue a new certificate or evidence of the issuance of uncertificated shares to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

Upon the receipt of proper transfer instructions from the registered owner of uncertificated shares or his attorney duly authorized in writing to make such transfer or from a person presenting proper evidence of succession, assignation or authority to transfer, the Corporation shall cancel such uncertificated shares, issue a new certificate or evidence of the issuance of uncertificated shares to the person entitled thereto, and record the transaction upon its books.

The Corporation shall be entitled to treat the holder of record of any share certificate or certificates and the shares represented thereby, or any uncertificated shares, as the holder in fact thereof, and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share certificate or certificates and shares, or uncertificated shares, on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by law, these Bylaws or by the Articles.

Section 5.3 Lost Share Certificates.

The holder of any certificate representing shares of stock of the Corporation shall immediately notify the transfer agent of the Corporation of any loss or destruction thereof. The Board of Directors or any officer of the Corporation to whom the Board of Directors has delegated authority may authorize any transfer agent of the Corporation to issue, and any registrar of the Corporation to register, at any time and from time to time unless otherwise directed, a new certificate or certificates of stock, or uncertificated shares, in the place of a certificate or certificates theretofore issued by the Corporation, alleged to have been lost or destroyed, upon receipt by the transfer agent of (a) evidence of such loss or destruction, which may be the affidavit of the applicant; (b) a bond of indemnity with an acceptable surety indemnifying the Corporation and any transfer agent and registrar of the class of stock involved against claims that may be made against it or them on account of the lost or destroyed certificate or the issuance of a new certificate (or uncertificated shares); and (c) any other documents or instruments that the Board of Directors or any authorized officer may require from time to time to protect adequately the interest of the Corporation. The Board of Directors may, in its discretion, refuse to issue such new certificates or uncertificated shares save upon the order of some court having jurisdiction in such matters. A new certificate, or uncertificated shares, may be issued without requiring an affidavit or bond when, in the judgment of the Board of Directors or any officer of the Corporation to whom the Board of Directors has delegated authority, it is proper to do so.

Section 6.1 Fiscal Year.

The fiscal year of the Corporation shall be established by the Board of Directors.

Section 7.1 Indemnification.

a.

The Corporation shall indemnify and hold harmless to the fullest extent permitted under the Pennsylvania BCL (including, without limitation, the provisions of the former Directors’ Liability Act adopted in 1986, which were incorporated into the Pennsylvania BCL in 1990) and other applicable law, and, except as provided in Section 7.1(f) hereof, as such laws may be amended from time to time (“Pennsylvania Law”), any person who was or is a party or was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation (collectively, for purposes of this Section 7.1 and Section 7.2 hereof, “Proceeding”), by reason of the fact that he is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director or officer of another corporation, or if a director or officer of the Corporation, is or was serving or has agreed to serve at the request of the Corporation as a director, officer, manager, employee, agent or other representative of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in any such capacity, and may indemnify and hold harmless to the fullest extent permitted under Pennsylvania Law any person who was or is a party or was or is threatened to be made a party to such a Proceeding by reason of the fact that he is or was or has agreed to become an employee or agent of the Corporation, or, if any employee or agent of the Corporation, is or was serving or has agreed to serve at the request of the Corporation as a director, officer, manager, employee, agent or other representative of another corporation, partnership, joint venture, trust or other enterprise, against expenses, liability and loss (including, without limitation, attorneys’ fees and disbursements, punitive and other damages, judgments, fines, penalties, excise taxes assessed with respect to an employee benefit plan, amounts paid or to be paid in settlement and costs and expenses of any nature) incurred by him in connection with such Proceeding and any appeal therefrom;

provided, that such indemnification shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court in a final, binding adjudication to have constituted willful misconduct or recklessness.

b.	The Corporation may indemnify and hold harmless to the fullest extent permitted under Pennsylvania Law any person who was or is a party or was or is threatened to be made a party to any Proceeding, by reason of any of his actions in a non official capacity while serving as a director, officer, employee or agent of the Corporation, against expenses, liability and loss including, without limitation, attorneys’ fees and disbursements, punitive and other damages, judgments, fines, penalties, excise taxes assessed with respect to an employee benefit plan, amounts paid or to be paid in settlement and costs and expenses of any nature incurred by him in connection with such Proceeding and any appeal therefrom; provided, that such indemnification shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court in a final, binding adjudication to have constituted willful misconduct or recklessness.

c.	The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of guilty or nolo contendere, or its equivalent, shall not, of itself, create a presumption that the persons’ conduct constituted willful misconduct or recklessness.

d.	Expenses incurred by a director or officer in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of the Proceeding, provided that, if Pennsylvania Law requires, the payment of such expenses shall be made only upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as mandated in this Section 7.1 or otherwise. Expenses incurred by other employees and agents may be so paid to the extent provided by the Board of Directors, upon receipt of the foregoing undertaking by or on behalf of the employee or agent.

e.	The indemnification provided by this Section 7.1 shall be in addition to and not exclusive of any other rights to which those seeking indemnification may be entitled under Pennsylvania Law, or under any Bylaw, agreement executed by the Corporation, insurance policy, fund of any nature established by the Corporation, vote of shareholders or disinterested directors or otherwise. The indemnification so provided by this Section 7.1 or otherwise, may be granted whether or not the Corporation would have the power to indemnify such person under any provision of Pennsylvania Law other than Subchapter D of Chapter 17 of the Pennsylvania BCL.

f.	The indemnification provisions of this Section 7.1 shall constitute a contract between the Corporation and each of its directors, officers, employees and agents who are or may be entitled to indemnification hereunder and who serve in any such capacity at any time while such provisions are in effect. Any repeal or modification of the indemnification provisions of this Section 7.1 shall not limit any such person’s rights to indemnification (including the advancement of expenses) then existing or arising out of events, acts or omissions occurring prior to such repeal or modification, including, without limitation, the right to indemnification with respect to Proceedings commenced after such repeal or modification based in whole or in part upon any such event, act or omission.

g.	The Corporation may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise may secure or insure in any manner its indemnification obligations, whether arising under or pursuant to this Section 7.1 or otherwise.

h.	The Corporation may purchase and maintain insurance to insure its indemnification obligations on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, manager, employee, agent or other representative of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss asserted against him and incurred by him or on his behalf in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Section 7.1 or under any provision of Pennsylvania Law other than Subchapter D of Chapter 17 of the Pennsylvania BCL.

i.	The indemnification provided by this Section 7.1 shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

j.	If Section 7.1 or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director or officer, and may indemnify each employee or agent of the Corporation, as to expenses, liability and loss (including, without limitation, attorneys’ fees and disbursements, punitive and other damages, judgments, fines, penalties, excise taxes assessed with respect to an employee benefit plan, amounts paid or to be paid in settlement and costs and expenses of any nature) incurred by him in connection with any Proceeding, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Section 7.1 that shall not have been invalidated and to the fullest extent permitted by applicable law.

Section 7.2 Limitation on Directors’ Personal Liability.

a.	To the fullest extent permitted under Section 1713 of the Pennsylvania BCL, and, except as provided in subsection 7.2(e), as such law may be amended from time to time, a director of this Corporation shall not be personally liable for monetary damages as a result of any action or failure to act unless both: (1) the director has breached or failed to perform the duties of his office under Subchapter B of Chapter 17 of the Pennsylvania BCL; and (2) the breach or failure to perform constitutes self dealing, willful misconduct or recklessness.

b.	The provisions of this Section 7.2 shall not apply to: (1) the responsibility or liability of a director pursuant to any criminal statute: or (2) the liability of a director for the payment of taxes pursuant to local, state or federal law.

c.	The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of guilty or nolo contendere, or its equivalent, shall not, of itself, create a presumption that the director breached or failed to perform the duties of his office under Subchapter B of Chapter 17 of the Pennsylvania BCL and that the breach or failure to perform constituted self dealing, willful misconduct or recklessness.

d.	Notwithstanding the date of adoption of this Section 7.2, the provisions of Section 7.2 shall apply to any action filed or breaches of performance of duty or any failure of performance of duty by any director on or after January 27, 1987.

e.	No amendment to or repeal of this Section 7.2 or Section 1713 of the Pennsylvania BCL shall reduce the limitation on directors’ personal liability for or with respect to any events, acts or omissions of such director occurring prior to such amendment or repeal, including, without limitation, the limitation on personal liability with respect to any Proceedings commenced after such repeal or modification based in whole or in part upon any such event, act or omission.

Section 8.1 Amendments to Bylaws.

The holders of all the shares outstanding and entitled to vote may, by a majority vote, make, alter, amend or repeal any provision of these Bylaws at any Annual or Special Meeting duly convened after notice to the shareholder of the meeting to be held for such purpose, provided, however, that the affirmative vote of the holders of at least 80 percent of the combined voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class shall be required to alter, amend or repeal Sections 3.1, 3.4, 3.11 or this Section 8.1, or to adopt any provision inconsistent therewith.

The Board of Directors, by a majority vote of the members thereof, may make, alter, amend or repeal any provisions of these Bylaws at any Regular or Special Meeting, duly convened after notice to the Directors of such purpose. The shareholders shall have the right to change such action by a majority vote of the shareholders entitled to vote thereon at any Annual Meeting which may be duly convened for the purpose of changing such action, after notice to the shareholders entitled to notice thereof, provided, however, that the vote of the holders of at least 80 percent of the combined voting power of all of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to change such action with respect to Sections 3.1, 3.4, 3.11 or this Section 8.1.

Section 9.1 Control Share Acquisitions.

Subchapter G “Control Share Acquisitions” of Chapter 25 of Title 15 of the Pennsylvania Consolidated Statutes, as existing on July 18, 1990 or as may thereafter be amended, shall not be applicable to the Corporation.

Section 10.1 Disgorgement by Certain Controlling Shareholders.

Subchapter H “Disgorgement by Certain Controlling Shareholders Following Attempts to Acquire Control” of Chapter 25 of Title 15 of the Pennsylvania Consolidated Statutes, as existing on July 18, 1990 or as may thereafter be amended, shall not be applicable to the Corporation.

DATED: April 3, 2018